EXHIBIT 5

                        [Letterhead of D.R. Horton, Inc.]



                                 April 30, 1998

D.R. Horton, Inc.
1901 Ascension Blvd.
Suite 100
Arlington, Texas  76006

                  Re:  Continental Homes Holding Corp., Inc.
                       1986 and 1988 Stock Incentive Plans

Ladies and Gentlemen:

   This opinion is being delivered in connection with a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the issuance by D.R. Horton, Inc., a Delaware corporation (the "Company"), of up to 581,963 shares of the Company's Common Stock, $0.01 par value per share (the "Shares"), issuable upon the exercise from time to time of stock options granted pursuant to the Continental Homes Holding Corp. 1988 Stock Incentive Plan and the Continental Homes Holding Corp. 1986 Stock Incentive Plan (the "Plans"), which options were assumed by the Company in connection with the merger of Continental Homes Holding Corp. into the Company. I am the Senior Vice President and General Counsel of the Company, and, as such, I am familiar with the Plans. I am also the holder of stock options that entitle me to acquire up to 200,000 shares of Common Stock under the Company's 1991 Stock Incentive Plan.

   In rendering this opinion, I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion. Based thereon, I am of the opinion that the Shares that may be issued pursuant to the Plans and the authorized forms of stock option agreements under the Plans will be, when issued in accordance with the Plans and such agreements, duly authorized, validly issued, fully paid and non-assessable.

   I am licensed to practice law in the State of Texas, and I express no opinion as to any laws other than those of such jurisdiction and the laws of the United States of America and the General Corporation Law of the State of Delaware.

   I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Item 5. Interests of Named Experts and Counsel" in such Registration Statement.

                              Very truly yours,

                              /s/ Charles N. Warren

                              Charles N. Warren
                              Senior Vice President
                              and General Counsel